EXHIBIT 1


                              MANAGEMENT AGREEMENT


THIS AGREEMENT, dated for reference the 1st day of February 2002 (the "reference date").

BETWEEN:

Explore, Technologies Inc., a company incorporated in the State of Nevada and having its principal place of business at Suite 210, 1166 Alberni Street, Vancouver, BC V6E 3Z3.

("'Company")

AND:

EuroCapital Holdings A.V.V. a company incorporated in the Netherlands Antilles and having its principal place of business at 7 Abraham de Veerstraat, P.O. Box 840, Curacao, Netherlands Antilles.

("Manager")

WITNESSES THAT:

(A) Company and Manager wish to enter into a management contract whereby Manager shall perform certain services on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual promises and covenants herein contained, the parties hereby covenant and agree as follows:

                          GENERAL TERMS AND CONDITIONS

     1. The overall day-to-day management of the business and affairs of Explore Technologies Inc. shall be vested in EuroCapital who shall be the Manager and who shall be responsible for conducting the ordinary and usual business affairs of the Company under the direction of the President and the Board of Directors as more fully set out herein, and as limited by this agreement.

     2.   EuroCapital hereby undertakes to carry out the following services:

          a. To process, administer and effect all payments on behalf of the Company.
          b.   To take legal advise when necessary.
          c.   To locate merger prospects.
          d.   To deal with creditors.
          e.   To collect all fees.
          f. To deal with accountants and lawyers and instruct them according to the requirements of the SEC.
          g. To carry out due diligence in respect of any potential merger or acquisition and advise the President and Board accordingly.

     3. No act shall be taken, sum expended, decision made or obligation incurred by the manager with respect to matters within the scope of any major decisions ("Major Decisions") as enumerated below unless such Major Decision has been approved by the President. The major decisions shall be:

          a.   The acquisition of any item in excess of US$10,000.00
          b.   The sale of any asset of the Company.


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          c.   Placing any encumbrances on the assets of the Company.
          d. Approving budgets for the operation of the projects from time to time.
          e.   Determining the maximum and minimum working capital requirements.
          f. Adjusting, settling or compromising of any claim, obligation of debt, demand, suit or judgment against the Project.

                             RECORDS AND ACCOUNTING

1. EuroCapital shall maintain true and current accounts, books and records according to generally accepted accounting principles.

2. All transactions, payments and deposits will be available for scrutiny by both parties.

3. EuroCapital shall submit interim financial statements pertaining to the operations of the Company on a regular basis, which shall be audited by the Company's auditors.

4.   Undertake the accounting of all incoming and outgoing money.

5. Shall undertake to issue news releases as necessary, to file documents required by the SEC and file the 10Q with Edgar.

                                    THE TERM

This agreement shall be effective from the date of signing hereof and shall continue for a term of 10 months.

                                  CONSIDERATION

The parties agree that the remuneration for this contract shall be the sum of US$120,000 to be paid at the commencement of the contract.


COMPANY: EXPLORE TECHNOLOGIES, INC.      CONSULTANT: EUROCAPITAL HOLDINGS A.V.V.


By:  /s/ Rod Jao                         By:  /s/ Edwin R. Geerman
-------------------------------------    --------------------------------------
Name:  Rod Jao                           Name:  EuroCapital Holdings A.V.V.
Title: President                         Title: Dutch Antilles Management N.V.
                                                Managing Director
Date:  February 1, 2002                  Date:  February 1, 2002


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